Exhibit No. 21.1

Subsidiaries of PDC Energy, Inc.

None of PDC Energy, Inc.'s subsidiaries, considered in the aggregate as a single subsidiary, would constitute a “significant subsidiary” as defined in SEC Regulation S-X as of December 31, 2014.